Exhibit 10.1

PAVMED INC.

One Grand Central Place, Suite 4600

New York, New York 10165

October 12, 2016

Michael Glennon

Dear Mr. Glennon:

This letter agreement (this “Agreement”) will confirm the terms and conditions of the consulting arrangement between PAVMed Inc. (the “Company”) and Michael Glennon (“Consultant”):

1.          Effective as of October 1, 2016, Consultant is hereby engaged to act as a consultant to the Company. Either party may terminate this consultancy by giving the other party at least thirty (30) days prior written notice of such early termination; provided, however, that (1) either party may terminate this consultancy immediately upon written notice for “cause,” and (2) this consultancy shall terminate immediately in the event that the Company and Consultant agree to employ Consultant on a full-time basis. “Cause” shall include, but shall not be limited to, a material breach by a party of this Agreement, which breach, if curable, is not cured within ten (10) days of written notice thereof from the other party.

2.          During the term of this Agreement, Consultant, who serves as Vice Chairman of the Company, shall provide the Company with services and advice relating to the successful development and commercialization of medical device products, including interfacing with outsourced contract manufacturers, assisting with development of supply chain and establishing commercialization channels with independent distributors and strategic corporate partners. Consultant shall provide such services as requested by the Company’s Chairman of the Board and CEO. In his capacity as a consultant, Consultant will report to the Company’s Chairman of the Board and Chief Executive Officer.

3.          As compensation hereunder, the Company shall pay Consultant a monthly retainer of $12,500. Additionally, in consideration for services previously provided to the Company, the Consultant will be paid and initial fee of $37,500, upon execution of this Agreement. In addition to the fees payable hereunder, the Company shall reimburse Consultant for all reasonable travel and out-of-pocket expenses incurred in connection with the services performed by Consultant pursuant to this Agreement, promptly after submission to the Company of appropriate evidence of such expenditures; provided, however, that any expenses exceeding $1,000 individually and $3,000 in the aggregate per month will require the Company’s prior written consent. Payment shall be made to Consultant within 15 days of receipt of expense reports detailing out-of-pocket expenses. In the event of a dispute arises between the parties regarding any portion of an invoice, the Company shall pay all undisputed portions of the invoice, but may withhold payment of any portion disputed in good faith, without interest or penalties. The parties shall negotiate in good faith to resolve any such dispute.

4.          As a result of his consultancy with the Company, Consultant has obtained and will obtain secret and confidential information concerning the Company (“Confidential Information”). Confidential Information includes all information whether of a technical, business or other nature

(including, without limitation, data, materials, policies, procedures, software, manuals, methods and other information provided with respect to the performance of the services under this Agreement, and trade secrets, know-how and information relating to the technology, customers, business plan, patents, promotional and marketing activities, finances and other business affairs of the Company) that is or may be disclosed or imparted to you. Confidential Information also includes all information concerning any other plans for, or existence and progress of, potential business combinations, financings, mergers, sales of assets, take-overs or tender offers involving the Company or its affiliates. Confidential Information may be in any written format, including an email transmission via electronic media and oral information.

a.           The Company will suffer substantial damage that will be difficult to compute if, during the period of his consultancy with the Company or thereafter, Consultant should divulge Confidential Information.

b.           Consultant agrees that he will not at any time, during the term of this Agreement or thereafter, use any Confidential Information or divulge to any person or entity any Confidential Information, except (i) in the course of performing his duties hereunder, (ii) with the Company’s prior written consent; (iii) to the extent that any such information is in the public domain other than as a result of Consultant’s breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. If Consultant shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Consultant shall promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, notify, confirmed by mail, the Company and, at the Company’s expense, Consultant shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

c.           Consultant agrees to promptly return, following the termination of this Agreement or upon earlier request by the Company, all written materials in his possession and (i) supplied by the Company in conjunction with the consulting services under this Agreement, or (ii) generated by Consultant in the performance of consulting services under this Agreement.

d.           Consultant shall not engage in any transaction involving the Company’s securities while in the possession of any Confidential Information prior to the time such information shall be made known to the general public.

e.           All Confidential Information shall remain the sole and exclusive property of the Company.

f.            The provisions of this Section 4 shall survive the termination of this consultancy with the Company for any reason.

5.          All notices provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered if delivered personally or by nationally recognized overnight courier (for example and not by way of limitation: Federal Express, United Parcel Service, Airborne Express), with acknowledgement of receipt required, addressed to the party to receive the same at its address below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 5:

If to Consultant, at the address set forth above.

If to the Company:

PAVMed Inc.

One Grand Central Place, Suite 4600

New York, New York 10165

Attn: Chief Executive Officer

Tel: (212) 949-4319

Email: la@pavm.com

With a copy to:

Graubard Miller

The Chrysler Building

New York, New York 10174

Attn: Jeffrey M. Gallant, Esq.

Tel: 212-818-8800

Fax: 212-818-8881

Email: jgallant@graubard.com

6.          Consultant hereby acknowledges that he will be performing services hereunder as an independent contractor and not as an employee or agent of the Company or any affiliate thereof. Further, Consultant shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing from time to time.

7.          This Agreement constitutes the entire agreement between the parties relating to the matters discussed herein and may be amended or modified only with the mutual written consent of the parties.

8.          This Agreement shall terminate upon the termination of this consultancy, except for Sections 4 to 11 and the right to receive payment for fees and reimbursable expenses pursuant to Section 3 that were incurred prior to such termination.

9.          Except as otherwise provided herein, the Company will indemnify, defend, and hold harmless Consultant, from and against any and all losses, costs, damages and expenses, (including without limitation legal fees and expenses) incurred in connection with any claims, proceedings or investigations arising out of or in connection with the performance of the services pursuant to this Agreement, except those resulting from the gross negligence, willful misconduct or breach of this Agreement by Consultant. Consultant will indemnify, defend, and hold harmless the Company, its employees, officers, and directors, from an against any and all losses, costs, damages and expenses, (including without limitation legal fees and expenses) incurred in connection with any claims, proceedings or investigations arising out of or in connection with this Agreement or the services provided hereunder that result from the gross negligence, willful misconduct or breach of this Agreement by Consultant. It is agreed that each party shall notify the other party immediately, to be followed by written notice, as soon as either party becomes aware of any claim(s) made, brought or instituted against them based upon or arising out of the performance of this Agreement. Any party liable to provide indemnification hereunder shall be entitled to control the defense and settlement of any claim on which it is liable. The parties shall reasonably cooperate in the investigation, defense and settlement of any claim.

10.         Except with respect to the indemnification obligations in Section 9 hereof, neither party shall be liable for consequential, incidental, or exemplary damages, including loss of profits, business or goodwill.

11.         This Agreement shall be governed by internal laws of the State of New York. No party may mount any objection to such forum being the only applicable jurisdiction. If a provision of this Agreement is held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision. Further, all terms and conditions of this Agreement shall be deemed enforceable to the fullest extent permissible under applicable law, and when necessary, the court is requested to reform any and all terms or conditions to give them such effect. The Company and Consultant each hereby irrevocably submit to the jurisdiction of the state or federal courts located in New York, New York in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. The Company and Consultant also hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this agreement or the subject matter hereof may not be enforced by such courts.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

Very truly yours,

PAVMED INC.

	By:	/s/ Lishan Aklog, M.D.
Name: Lishan Aklog, M.D.
Title: Chairman and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Michael Glennon
Michael Glennon